UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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US FOODS HOLDING CORP.
(Name of Registrant as Specified in Its Charter)

SACHEM HEAD LP SACHEM HEAD MASTER LP SH SAGAMORE MASTER VIII LTD. SH STONY CREEK MASTER LTD. SACHEM HEAD CAPITAL MANAGEMENT LP UNCAS GP LLC SACHEM HEAD GP LLC SCOTT D. FERGUSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sachem Head Capital Management LP, together with the other participants named herein (collectively, “Sachem Head”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of US Foods Holding Corp., a Delaware corporation (the “Company”). As previously disclosed, on May 9, 2022, in connection with the entry into a cooperation agreement (the “Cooperation Agreement”) with the Company, Sachem Head withdrew its slate of nominees for election to the Board of Directors of the Company (the “Board”) at the Annual Meeting. Sachem Head will not vote any proxies received from stockholders of the Company at the Annual Meeting.

In connection with the public disclosure of the Cooperation Agreement, the Company disclosed the determination of the Board that Pietro Satriano ceased to serve as chief executive officer (the “CEO”) of the Company and will not stand for reelection to the Board at the Annual Meeting. As previously disclosed by the Company, John Lederer shall not stand for reelection to the Board at the Annual Meeting.

Pursuant to the Cooperation Agreement, effective immediately following the Annual Meeting, the Company agreed to increase the size of the Board to thirteen (13) directors and appoint Scott D. Ferguson, James J. Barber, Jr. and David A. Toy (collectively, the “New Directors”) as directors, each with a term expiring at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

The Cooperation Agreement also provides that the Company shall form a new committee of the Board, comprised of five (5) directors including Messrs. Ferguson and Toy, which will be charged with conducting a nationwide search run by a nationally recognized search firm for a new CEO among internal and external candidates. Pursuant to the Cooperation Agreement, upon the Board’s appointment of a new permanent CEO, the size of the Board will be increased to fourteen (14) directors and such CEO will be appointed to the Board. Furthermore, the Cooperation Agreement also provides that at least one New Director shall be appointed to each of the standing committees of the Board and any new committee(s) that may be established and that concurrently with the New Directors’ appointment to the Board, the Board shall appoint Mr. Ferguson to the Executive and Nominating and Corporate Governance Committee, Mr. Barber to the Compensation Committee and Mr. Toy to the Audit Committee.

The Cooperation Agreement also provides that if any New Director is no longer able to serve as a director for any reason prior to the Termination Date (as defined below) and at such time Sachem Head’s and its affiliates’ Net Long Position (as defined in the Cooperation Agreement) exceeds the lesser of fifty percent (50%) of its current beneficial ownership of the outstanding shares of common stock, par value $0.01 per share of the Company (the “Shares”), and 9,717,426 Shares (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations) (the “Ownership Minimum Requirement”), then Sachem Head shall be entitled to designate a candidate for replacement for such New Director, subject to the approval of the Board, which approval shall not be unreasonably withheld. In addition, concurrently with the execution and delivery of the Cooperation Agreement, Mr. Ferguson executed and delivered an irrevocable resignation letter, subject to the Board’s determination to decline to accept such resignation, if Sachem Head’s and its affiliates’ Net Long Position falls below the Ownership Minimum Requirement.

Pursuant to the Cooperation Agreement, Sachem Head agreed to certain customary standstill restrictions from the date of the Cooperation Agreement until the later of (i) the earlier of (a) thirty (30) days prior to the nomination deadline for the 2023 Annual Meeting and (b) one hundred twenty (120) days prior to the first anniversary of the Annual Meeting and (ii) fifteen (15) days following the date that Mr. Ferguson (or his replacement) no longer serves on the Board (the “Termination Date”). Until the Termination Date, Sachem Head agreed to appear in person or by proxy at any meeting of the Company’s stockholders and vote all Shares beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”) and (ii) any other proposal submitted to stockholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than a Director Proposal), Sachem Head will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that Sachem Head will be permitted to vote in its sole discretion with respect to any Extraordinary Transaction (as defined in the Cooperation Agreement). Prior to the Termination Date, Sachem Head has also agreed not to acquire beneficial ownership of 9.9% or more of the then-outstanding Shares in the aggregate, calculated on a fully-diluted basis assuming conversion of the Company’s Series A Convertible Preferred Stock.

The parties acknowledged that the New Directors are being added to the Board immediately following the Annual Meeting at the Company’s request in order to avoid a possible postponement or adjournment of the Annual Meeting due to mechanical issues associated with distributing revised proxy materials and soliciting support for the election of the New Directors at the Annual Meeting. The Board further agreed not to take any material actions between the date of the Cooperation Agreement and the date of the appointment of the New Directors without Sachem Head’s consent, subject to certain exceptions.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the Cooperation Agreement, which is attached as Exhibit 99.14 to Sachem Head’s Schedule 13D amendment filed on May 10, 2022 and is incorporated herein by reference.

Further reference is made to the supplement to the Company’s proxy statement filed on May 11, 2022 with respect to matters related to the Cooperation Agreement, including the cost or anticipated cost thereof to the Company, which is incorporated herein by reference.